Exhibit 99.3

CONSENT

OF

CREDIT SUISSE SECURITIES (USA) LLC

Board of Directors

Bunge Limited

50 Main Street

White Plains, New York 10606

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated June 21, 2008, to the Board of Directors of Bunge Limited (the “Company”) as Annex B to the Registration Statement of the Company on Form S-4 (the “Registration Statement”) relating to the proposed merger involving the Company and Corn Products International, Inc. and references made to such opinion in the Registration Statement under the captions entitled “Summary—General—Opinions of Bunge’s Financial Advisors—Opinion of Credit Suisse”, “The Merger—Background to the Merger”, “The Merger—Bunge’s Reasons for the Merger and Recommendation of the Bunge Board of Directors” and “The Merger—Opinions of Bunge’s Financial Advisors—Opinion of Credit Suisse”.  In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

CREDIT SUISSE SECURITIES (USA) LLC

By:

/s/ Gregg Fatzinger

Name: Gregg Fatzinger
Title: Managing Director

September 22, 2008